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Exhibit 5.30

March 2, 2017

CONSENT OF EXPERT

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Peter Marshall, Professional Engineer and a member of the Association of Professional Engineers and Geoscientists of British Columbia, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me that is of a scientific or technical nature contained in the Material Change Report of New Gold Inc. dated September 15, 2016and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of New Gold Inc.

Yours truly,

/s/ PETER MARSHALL Peter Marshall Professional Engineer, Member of the Association of Professional Engineers and Geoscientists of British Columbia

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  Exhibit 5.30
CONSENT OF EXPERT